Exhibit 99.1

For Immediate Release
For more information, contact:

James J. Burke
Standard Motor Products, Inc.
(718) 392-0200

Standard Motor Products, Inc.
Forms a Joint Venture with Foshan Guangdong Automotive Air Conditioning Co., Ltd.

New York, NY, December 1, 2017 ….… Standard Motor Products, Inc. (NYSE: SMP), an automotive replacement parts manufacturer and distributor, announced today that it has formed a joint venture with Foshan Guangdong Automotive Air Conditioning Co., Ltd. (FGD), a China-based manufacturer of air conditioning compressors for the automotive aftermarket and the Chinese Original Equipment market. Standard Motor Products will invest approximately $12.5 million in the 50/50 joint venture. The new company is named Foshan FGD SMP Automotive Compressor Co., LTD.

Mr. Eric P. Sills, Standard Motor Products’ Chief Executive Officer and President, stated, “We are very pleased to announce the formation of the FGD joint venture. FGD has been an excellent supplier to us of air conditioning compressors for several years. Additionally, they have begun making inroads with Chinese vehicle manufacturers.

“We believe that this transaction will enhance our position as a basic low-cost manufacturer and a leading supplier of temperature control parts to the aftermarket, as well as provide SMP with growth opportunities in the rapidly expanding China market. We welcome FGD into the Standard family.

“We believe the transaction will be accretive to earnings in year one, excluding one-time integration costs.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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